SUPPLEMENTAL INDENTURE
Supplemental Indenture, dated as of October 24, 2024 (this “Supplemental Indenture”), among the entities listed on Exhibit A hereto (each an “Additional Subsidiary Guarantor” and collectively, the “Additional Subsidiary Guarantors”), subsidiaries of Patrick Industries, Inc., an Indiana corporation (or its permitted successor) (the “Company”), the Company, the other Subsidiary Guarantors (as defined in the Indenture referred to herein) and U.S. Bank Trust Company, National Association, a national banking association (successor in interest to U.S. Bank National Association), as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of December 13, 2021 (the “Indenture”), providing for the issuance of 1.75% Convertible Senior Notes due 2028 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Additional Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Additional Subsidiary Guarantors shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and
WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Additional Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Agreement to Guarantee. Each Additional Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. Each Additional Subsidiary Guarantor hereby agrees, on a joint and several basis with all the existing Subsidiary Guarantors, to provide an unconditional Subsidiary Guarantee on the terms and subject to the conditions set forth in the Subsidiary Guarantee and in the Indenture including but not limited to Article 13 thereof.
3.    Ratification of Indenture. Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
4.    No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Additional Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or any Additional Subsidiary Guarantor under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.
5.    GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).
6.    Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
9.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Additional Subsidiary Guarantors and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated:  October 24, 2024

THE TUMAC'S CORP.
TUMAC'S, LLC
TUMAC'S HOLDINGS LLC
KATALYST INDUSTRIES, LLC
WET SOUNDS, INC.
ROCKFORD CORPORATION
TS BUYER CORP.
TRANSHIELD, INC.
PATRICK MARINE TRANSPORTATION, LLC
PATRICK PS HOLDCO, LLC
OFF-ROAD HOLDINGS, LLC
OFF-ROAD INTERMEDIATE HOLDINGS, LLC
OFF-ROAD ACQUISITION CO., LLC
SPORTECH, LLC
ICON DIRECT LLC
JOHNSON’S BUILDING SUPPLY LLC

By:	/s/ Andrew C. Roeder
Name: Andrew C. Roeder
Title: Treasurer

PATRICK INDUSTRIES, INC.
By:	/s/ Andrew C. Roeder
Name: Andrew C. Roeder
Title: Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Linda Garcia
Name: Linda Garcia
Title: Vice President

EXHIBIT A

1.The Tumac's Corp., a    Pennsylvania corporation
2.Tumac's, LLC. A Pennsylvania limited liability company
3.Tumac's Holdings LLC, a Pennsylvania limited liability company
4.Katalyst Industries, LLC, a Texas limited liability company
5.Wet Sounds, Inc., a Texas corporation
6.Rockford Corporation, an Arizona corporation
7.TS Buyer Corp., a Delaware corporation
8.Transhield, Inc., an Indiana corporation
9.Patrick Marine Transportation, LLC, an Indiana limited liability company
10.Patrick PS Holdco, LLC, an Indiana limited liability company
11.Off-Road Holdings, LLC, a Delaware limited liability company
12.Off-Road Intermediate Holdings, LLC, a Delaware limited liability company
13.Off-Road Acquisition Co., LLC, a Delaware limited liability company
14.Sportech, LLC, a Minnesota limited liability company
15.Icon Direct LLC, a Michigan limited liability company
16.Johnson’s Building Supply LLC, a Michigan limited liability company